Exhibit 99.C

FOR IMMEDIATE RELEASE

TARGET CORPORATION PROVIDES UPDATE

ON CREDIT CARD RECEIVABLES OWNERSHIP

Decision Now Expected in First Quarter 2008

MINNEAPOLIS, December 19, 2007 — Target Corporation (NYSE:TGT) reported today that it is continuing to review alternative ownership structures for all or part of the portfolio of credit card receivables associated with its Target Credit Card and Target Visa Card products (together known as “REDcards”). The company indicated that the review, which was announced on September 12, is taking longer than expected, in part as a result of current market conditions. The company now plans to announce a decision in the first calendar quarter of 2008. Considerations in the evaluation of a potential transaction remain consistent with the company’s September 12 announcement.

Excluding transaction-related effects, if any, Target continues to expect increased earnings before taxes (EBT) from the credit card portfolio in the fourth quarter of 2007 and throughout 2008. The company remains firmly committed to its relationship with guests and its best-in-class Target Financial Services team.

The statement regarding expectations for EBT growth is a forward-looking statement and should be read in conjunction with the cautionary statements in Exhibit (99)A to the company’s 2006 Form 10-K.

Target Corporation’s operations include large, general merchandise and food discount stores and a fully integrated on-line business through which it offers a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company currently operates 1,591 Target stores in 47 states. Target Corporation news releases are available at www.target.com.

Contacts:

John Hulbert

Susan Kahn

(612) 761-6627

(612) 761-6735

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